Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
MEDIA	Natalie Godwin ngodwin@unum.com
INVESTORS	Tom White 423-294-8996 tawhite@unum.com

Unum Group Reports First Quarter 2022 Results

•Net income of $253.5 million ($1.25 per diluted common share) for the first quarter of 2022; after-tax adjusted operating income was $277.3 million ($1.36 per diluted common share).

•Results reflect improving trend in COVID-related mortality impacts, strong operating performance, and favorable sales and premium trends in core business segments.

•Strong balance sheet and liquidity with holding company liquidity of $1.3 billion and weighted average risk-based capital ratio of approximately 400 percent.

•Full-year 2022 outlook increased; after-tax adjusted operating income per share now expected to grow 15 percent to 20 percent relative to full-year 2021, compared to the previous outlook of an increase of 4 percent to 7 percent.

•Book value per common share of $52.62 grew 1.6 percent over the year-ago quarter; book value per common share excluding accumulated other comprehensive income (AOCI) of $55.50 grew 7.0 percent over the year-ago quarter.

CHATTANOOGA, Tenn. (May 5, 2022) - Unum Group (NYSE: UNM) today reported net income of $253.5 million ($1.25 per diluted common share) for the first quarter of 2022, compared to net income of $153.0 million ($0.75 per diluted common share) for the first quarter of 2021.

Included in net income for the first quarter of 2022 are the after-tax amortization of the cost of reinsurance of $13.2 million ($0.06 per diluted common share) and a net after-tax investment loss on the Company’s investment portfolio of $10.6 million ($0.05 per diluted common share). Included in net income for the first quarter of 2021 are the net after-tax loss from the second phase of the Closed Block individual disability reinsurance transaction of $56.7 million ($0.27 per diluted common share), the after-tax amortization of the cost of reinsurance of $15.8 million ($0.08 per diluted common share), and a net after-tax investment gain on the Company’s investment portfolio, excluding the net after-tax realized investment gain associated with the completion of the second phase of the Closed Block individual disability reinsurance transaction, of $13.5 million ($0.06 per diluted common share). Excluding the items above, after-tax adjusted operating income was $277.3 million ($1.36 per diluted common share) in the first quarter of 2022, compared to $212.0 million ($1.04 per diluted common share) in the first quarter of 2021.

“The first quarter was an outstanding start to the year with strong performance across our business and lessening effects of COVID-19 impacting our customers" said Richard P. McKenney, president and chief executive officer. "The current business environment is favorable for our company, with higher interest rates and a strong labor market resulting in an improved earnings outlook."

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of investment gains and losses, amortization of cost of reinsurance, and certain other items. Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.

Unum US Segment

Unum US reported adjusted operating income of $171.6 million in the first quarter of 2022, an increase of 48.3 percent from $115.7 million in the first quarter of 2021. Premium income increased 1.3 percent to $1,544.9 million in the first quarter of 2022, compared to $1,525.8 million in the first quarter of 2021. Net investment income decreased 4.8 percent to $171.0 million in the first quarter of 2022, compared to $179.7 million in the first quarter of 2021.

Within the Unum US operating segment, the group disability line of business reported a 2.3 percent decrease in adjusted operating income to $62.6 million in the first quarter of 2022, compared to $64.1 million in the first quarter of 2021. Premium income for the group disability line of business increased 1.9 percent to $685.5 million in the first quarter of 2022, compared to $672.9 million in the first quarter of 2021 due primarily to in-force block growth and higher sales across all product lines. Net investment income decreased 7.3 percent to $90.3 million in the first quarter of 2022, compared to $97.4 million in the first quarter of 2021, driven by lower miscellaneous investment income and a decrease in the yield on invested assets. The benefit ratio for the first quarter of 2022 was 73.8 percent, compared to 74.8 percent in the first quarter of 2021, due to lower claims incidence in the group short-term disability product line as well as favorable claim recoveries in the group long-term disability product line. Group long-term disability sales were $40.6 million in the first quarter of 2022, an increase of 30.5 percent from $31.1 million in the first quarter of 2021. Group short-term disability sales were $27.8 million in the first quarter of 2022, an increase of 15.4 percent from $24.1 million in the first quarter of 2021. Persistency in the group long-term disability product line was 90.4 percent for the first quarter of 2022, compared to 90.7 percent for the first quarter of 2021. Persistency in the group short-term disability product line was 89.2 percent for the first quarter of 2022, compared to 86.1 percent for the first quarter of 2021.

The group life and accidental death and dismemberment line of business reported an adjusted operating loss of $9.4 million in the first quarter of 2022, compared to an adjusted operating loss of $58.3 million in the first quarter of 2021. Premium income for this line of business increased slightly to $454.7 million in the first quarter of 2022, compared to $451.4 million in the first quarter of 2021, driven by higher sales, partially offset by lower persistency. Net investment income was $24.9 million in the first quarter of 2022, which was consistent with the first quarter of 2021. The benefit ratio in the first quarter of 2022 was 87.9 percent, compared to 98.8 percent in the first quarter of 2021, due to lower mortality in the group life product line, resulting primarily from lessening impacts of COVID-19 on our insured population. Sales of group life and accidental death and dismemberment products increased 11.3 percent in the first quarter of 2022 to $33.6 million, compared to $30.2 million in the first quarter of 2021. Persistency in the group life product line was 89.0 percent for the first quarter of 2022, compared to 90.1 percent for the first quarter of 2021. Persistency in the accidental death and dismemberment product line was 88.2 percent for the first quarter of 2022, compared to 89.7 percent for the first quarter of 2021.

The supplemental and voluntary line of business reported an increase of 7.7 percent in adjusted operating income to $118.4 million in the first quarter of 2022, compared to $109.9 million in the first quarter of 2021. Premium income for the supplemental and voluntary line of business increased slightly to $404.7 million in the first quarter of 2022, compared to $401.5 million in the first quarter of 2021, with growth in both the dental and vision and voluntary benefits product lines, partially offset by a decline in the individual disability product line. Net investment income decreased 2.8 percent to $55.8 million in the first quarter of 2022, compared to $57.4 million in the first quarter of 2021, due to a decrease in the level of invested assets and lower miscellaneous investment income. The benefit ratio for the voluntary benefits product line was 40.4 percent in the first quarter of 2022, compared to 39.3 percent for the first quarter of 2021, due to higher policy reserves driven by favorable persistency, partially offset by lower mortality

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

within the life product line, resulting primarily from lessening impacts of COVID-19 on our insured population. The benefit ratio for the individual disability product line was 42.5 percent for the first quarter of 2022, which was generally consistent with the first quarter of 2021. The benefit ratio for the dental and vision product line was 73.4 percent for the first quarter of 2022, which was generally consistent with the first quarter of 2021. Relative to the first quarter of 2021, sales in the voluntary benefits product line declined 6.6 percent in the first quarter of 2022 to $94.3 million. Sales in the individual disability product line increased 19.4 percent in the first quarter of 2022 to $20.3 million. Sales in the dental and vision product line totaled $9.2 million for the first quarter of 2022, an increase of 15.0 percent compared to the first quarter of 2021. Persistency in the voluntary benefits product line was 75.9 percent for the first quarter of 2022, compared to 74.3 percent for the first quarter of 2021. Persistency in the individual disability product line was 89.3 percent for the first quarter of 2022, compared to 90.2 percent for the first quarter of 2021. Persistency in the dental and vision product line was 84.0 percent for the first quarter of 2022, compared to 87.4 percent for the first quarter of 2021.

Unum International Segment

The Unum International segment reported adjusted operating income of $27.2 million in the first quarter of 2022, an increase of 3.0 percent from $26.4 million in the first quarter of 2021. Premium income increased 7.7 percent to $187.8 million in the first quarter of 2022, compared to $174.4 million in the first quarter of 2021. Net investment income was $34.5 million in the first quarter of 2022, compared to $26.0 million in the first quarter of 2021. Sales increased 47.4 percent to $34.2 million in the first quarter of 2022, compared to $23.2 million in the first quarter of 2021.

The Unum UK line of business reported adjusted operating income, in local currency, of £19.2 million in the first quarter of 2022, an increase of 3.2 percent from £18.6 million in the first quarter of 2021. Premium income was £122.7 million in the first quarter of 2022, an increase of 11.0 percent from £110.5 million in the first quarter of 2021, due to growth in the in-force blocks resulting from the impact of rate increases in the group long-term disability product line, higher overall persistency, and higher sales. Net investment income was £24.2 million in the first quarter of 2022, a increase of 39.1 percent from £17.4 million in the first quarter of 2021, due to higher investment income from inflation index-linked bonds, partially offset by a lower yield on fixed-rate bonds. The benefit ratio in the first quarter of 2022 was 80.7 percent, compared to 75.3 percent in the first quarter of 2021, due to higher inflation-linked experience in benefits, and timing of notifications and claims resolutions in the group long-term disability product line resulting from the ongoing effects of disruptions to health services that were caused by COVID-19. Sales increased 55.2 percent to £22.2 million in the first quarter of 2022, compared to £14.3 million in the first quarter of 2021. Persistency in the group long-term disability product line was 88.1 percent for the first quarter of 2022, compared to 87.0 percent for the first quarter of 2021. Persistency in the group life product line was 88.0 percent for the first quarter of 2022, compared to 87.2 percent for the first quarter of 2021. Persistency in the supplemental product line was 90.4 percent for the first quarter of 2022, compared to 88.2 percent for the first quarter of 2021.

Colonial Life Segment

Colonial Life reported a 22.9 percent increase in adjusted operating income to $90.1 million in the first quarter of 2022, compared to $73.3 million in the first quarter of 2021. Premium income increased slightly to $430.7 million in the first quarter of 2022, compared to $426.4 million in the first quarter of 2021. Net investment income increased slightly to $38.1 million in the first quarter of 2022 compared to $37.7 million in the first quarter of 2021 due to an increase in the level of invested assets, partially offset by a decrease in the yield on invested assets. The benefit ratio was 49.3 percent in the first quarter of 2022, compared to 55.4 percent in the first quarter of 2021, with favorable claims experience across all products, partially resulting from lower mortality in the life product line due to lessening impacts of COVID-19 on our insured population.

Sales increased 15.3 percent to $104.0 million in the first quarter of 2022, compared to $90.2 million in the first quarter of 2021. Persistency in the Colonial Life segment was 78.7 percent for the first quarter of 2022, compared to 78.4 percent for the first quarter of 2021.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Closed Block Segment

The Closed Block segment reported adjusted operating income of $94.1 million in the first quarter of 2022, which excludes the amortization of cost of reinsurance related to the Closed Block individual disability reinsurance transaction of $16.7 million, compared to $97.0 million in the first quarter of 2021, which excludes the impacts from the second phase of the Closed Block individual disability reinsurance transaction of $139.3 million and the amortization of cost of reinsurance related to the reinsurance transaction of $20.0 million. Premium income for this segment decreased 4.7 percent to $239.9 million in the first quarter of 2022, compared to $251.7 million in the first quarter of 2021, due to policy terminations and maturities, partially offset by rate increases in the long-term care product line. Net investment income decreased 7.5 percent to $274.8 million in the first quarter of 2022, compared to $297.2 million in the first quarter of 2021, due to a decline in the yield on invested assets and lower miscellaneous investment income, partially offset by an increase in the level of invested assets.

The interest adjusted loss ratio for the long-term care line of business was 70.2 percent in the first quarter of 2022, compared to an interest adjusted loss ratio of 77.7 percent in the first quarter of 2021, driven primarily by lower claim incidence. The interest adjusted loss ratio for long-term care for the rolling twelve months ended March 31, 2022, excluding the reserve increase of $2.1 million related to the assumption updates in the third quarter of 2021, was 75.5 percent which is significantly below our long-term expected range. The interest adjusted loss ratio for the individual disability line of business, excluding the reserve recognition impact from the reinsurance transaction in the first quarter of 2021, was 78.7 percent in the first quarter of 2022, compared to 68.9 percent in the first quarter of 2021 due primarily to volatility as a result of the relatively small amount of business retained.

Corporate Segment

The Corporate segment reported an adjusted operating loss of $40.4 million in the first quarter of 2022 compared to an adjusted operating loss of $38.9 million in the first quarter of 2021, due primarily to increased employee-related costs and interest and debt expenses.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

OTHER INFORMATION

Shares Outstanding

The Company’s weighted average number of shares outstanding, assuming dilution, was 203.5 million for the first quarter of 2022, compared to 204.7 million for the first quarter of 2021. Shares outstanding totaled 201.9 million at March 31, 2022. During the first quarter of 2022, the Company executed a $50.0 million accelerated share repurchase agreement.

Capital Management

At March 31, 2022, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 400 percent, and the holding companies had available holding company liquidity of $1,269 million.

Book Value

Book value per common share as of March 31, 2022 was $52.62, compared to $51.77 at March 31, 2021. Book value per common share excluding AOCI as of March 31, 2022 was $55.50, compared to $51.89 at March 31, 2021.

Outlook

The Company expects positive operating trends in our core business during 2022, with solid premium growth and improving claim experience as impacts from COVID-19 lessen. The Company also anticipates an increase in after-tax adjusted operating income per share of 15 percent to 20 percent relative to full-year 2021, compared to its previous outlook of an increase of 4 percent to 7 percent. The increased expectation reflects the Company's strong first quarter performance and an improved outlook for the balance of 2022.

NON-GAAP FINANCIAL MEASURES

We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of investment gains or losses and the amortization of the cost of reinsurance as well as certain other items as specified in the reconciliations in the Financial Highlights section below.  Investment gains or losses primarily include realized investment gains or losses, expected investment credit losses, and gains or losses on derivatives. We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.

Investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of investment gains or losses.  Although we may experience investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.

We have exited a substantial portion of our Closed Block individual disability product line through the two phases of the reinsurance transaction that were executed in December 2020 and March 2021, respectively. As a result, we exclude the amortization of the cost of reinsurance that was recognized upon the exit of the business related to the ceded reserves for the cohort of policies on claim status. We believe that the exclusion of the amortization of the cost of reinsurance provides a better view of our results from our ongoing businesses.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Friday, May 6, 2022, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the first quarter of 2022. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is 1-844-200-6205 for U.S. (access code: 355867). For Canada, the dial-in number is 1-833-950-0062 (access code: 355867). For all other callers, the dial-in number is 1-929-526-1599 (access code: 355867). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. A replay of the webcast will be available on the Company's website. A replay of the call will also be available through Friday, May 13 by dialing 1-866-813-9403 (U.S.), 1-226-828-7578 (Canada), (0204) 525-0658 (U.K. local), or +44 (204) 525-0658 (all other locations) - access code 813710.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the first quarter of 2022 is available on the “Investors” section of the Company’s website.

# # #

ABOUT UNUM GROUP

Unum Group (www.unum.com) an international provider of workplace benefits and services, has been helping workers and their families for more than 170 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, vision and stop-loss insurance; leave and absence management support and behavioral health services. In 2021, Unum reported revenues of $12.0 billion and paid $8.2 billion in benefits. The Fortune 250 company is one of the 2022 World's Most Ethical Companies, recognized by the Ethisphere® Institute.

For more information, connect with us on Facebook (www.facebook.com/unumbenefits), Twitter (www.twitter.com/unumnews) and LinkedIn (www.linkedin.com/company/unum).

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

SAFE HARBOR STATEMENT

Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) the impact of COVID-19 on our business, financial position, results of operations, liquidity and capital resources, and overall business operations; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (4) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (5) changes in, or interpretations or enforcement of laws and regulations; (6) our ability to hire and retain qualified employees; (7) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (8) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (9) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (10) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (11) changes in our financial strength and credit ratings; (12) our ability to develop digital capabilities or execute on our technology systems upgrades or replacements; (13) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (14) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (15) ability to generate sufficient internal liquidity and/or obtain external financing; (16) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (17) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; (18) effectiveness of our risk management program; (19) contingencies and the level and results of litigation; (20) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (21) fluctuation in foreign currency exchange rates; and (22) our ability to meet environment, social, and governance standards and expectations of investors, regulators, customers, and other stakeholders

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2021. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended March 31
	2022	2021
Revenue
Premium Income	$2,403.3	$2,378.3
Net Investment Income	527.2	548.7
Net Investment Gain (Loss)	(13.8)	84.6
Other Income	65.8	60.4
Total Revenue	2,982.5	3,072.0

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,843.9	2,051.2
Commissions	273.2	259.9
Interest and Debt Expense	46.9	44.4
Deferral of Acquisition Costs	(141.8)	(130.6)
Amortization of Deferred Acquisition Costs	156.1	166.4
Other Expenses	492.1	481.9
Total Benefits and Expenses	2,670.4	2,873.2

Income Before Income Tax	312.1	198.8
Income Tax Expense	58.6	45.8

Net Income	$253.5	$153.0

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.25	$0.75
Assuming Dilution	$1.25	$0.75

Weighted Average Common Shares - Basic (000s)	202,628.8	204,133.3
Weighted Average Common Shares - Assuming Dilution (000s)	203,504.3	204,737.3
Outstanding Shares - (000s)	201,866.7	204,188.6

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended March 31
	2022		2021
	(in millions)	per share *	(in millions)	per share *
Net Income	$253.5	$1.25	$153.0	$0.75
Excluding:
Net Investment Gains and Losses
Net Realized Investment Gain Related to Reinsurance Transaction (net of tax expense of $—; $14.2)	—	—	53.4	0.26
Net Investment Gain (Loss), Other (net of tax expense (benefit) of $(3.2); $3.5)	(10.6)	(0.05)	13.5	0.06
Total Net Investment Gain (Loss)	(10.6)	(0.05)	66.9	0.32
Items Related to Closed Block Individual Disability Reinsurance Transaction
Change in Benefit Reserves and Transaction Costs (net of tax benefit of $—; $29.2)	—	—	(110.1)	(0.53)
Amortization of the Cost of Reinsurance (net of tax benefit of $3.5; $4.2)	(13.2)	(0.06)	(15.8)	(0.08)
Total Items Related to Closed Block Individual Disability Reinsurance Transaction	(13.2)	(0.06)	(125.9)	(0.61)
After-tax Adjusted Operating Income	$277.3	$1.36	$212.0	$1.04

* Assuming Dilution

	March 31
	2022		2021
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$10,623.1	$52.62	$10,570.1	$51.77
Excluding:
Net Unrealized Gain on Securities	66.1	0.33	678.2	3.32
Net Gain on Hedges	51.4	0.25	77.1	0.38
Subtotal	10,505.6	52.04	9,814.8	48.07
Excluding:
Foreign Currency Translation Adjustment	(305.8)	(1.52)	(254.0)	(1.24)
Subtotal	10,811.4	53.56	10,068.8	49.31
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(391.8)	(1.94)	(526.2)	(2.58)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$11,203.2	$55.50	$10,595.0	$51.89

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9